EXHIBIT 10.2

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type that the Company treats as private or confidential.

EIGHTH AMENDMENT TO
MARKETING AGREEMENT
This EIGHTH AMENDMENT TO THE MARKETING AGREEMENT (this “Amendment”), dated as of August 11, 2026 (the “Amendment Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and PROSPER MARKETPLACE, INC., a Delaware limited liability company having its principal location in San Francisco, California (“Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Existing Marketing Agreement (as defined below).
RECITALS
WHEREAS, reference is made to that certain Marketing Agreement, dated as of July 1, 2016, by and between Bank and Company (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Marketing Agreement”); and

WHEREAS, the Parties desire to amend the Existing Marketing Agreement to extend the term and address certain other matters.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing Recitals and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:
1.Funding Loans. Section 6 of the Existing Marketing Agreement is amended by adding a new Section 6(e) as follows:
“(e) The Parties will use commercially reasonable efforts to engage in good faith discussions regarding developing and employing a real time payments solution to disburse Loan Proceeds (i.e. same day origination and borrower funding capability).”
2.Term. Section 10(a) of the Existing Marketing Agreement is amended and restated in its entirety as follows:
“This Agreement shall begin on the Effective Date and end on February 1, 2029 (the “Initial Term”), and shall renew automatically for successive terms of one (1) year (each, a “Renewal Term,” and collectively, the Initial Term and any Renewal

Terms shall be referred to as the “Term”), unless either Party provides notice of non-renewal to the other Party at least ninety (90) days prior to the end of the then applicable Term or this Agreement is earlier terminated in accordance with the provisions hereof.”
3.Termination.
(a)Section 10(c)(5) of the Existing Marketing Agreement will be deleted in its entirety and replaced with the following:
“(5) there is a Change of Control of Company and Bank determines in good faith after an opportunity to evaluate such Change of Control that there is a material adverse financial, regulatory, compliance, reputational, or safety and soundness risk associated with continuing to participate in the Program. Company shall provide written notice to Bank of any expected, anticipated, or proposed Change of Control of Company not later than thirty (30) days prior to the effective date of such Change of Control and Bank shall provide its good faith risk determination no later than fourteen (14) days thereafter, upon which Company can conclusively rely in order to make its decision to proceed with an anticipated or proposed Change of Control. Bank’s obligation to provide Company with its risk determination within fourteen (14) days does not begin until Bank receives sufficient information to make a determination regarding whether Bank should continue to do business with Company, including all commercially reasonable information requested in writing by Bank.”
(b)Section 10(d)(5) of the Existing Marketing Agreement will be deleted in its entirety.
4.Section 14(e) of the Existing Marketing Agreement is amended and restated in its entirety as follows:

“(e) Company shall be responsible for (i) all of Bank’s reasonable out-of-pocket legal fees in connection with directly related to the Program, including Bank’s attorneys’ fees and expenses in connection with the preparation, negotiation, execution, and delivery of the Program Documents; any amendment, modification, administration, collection and enforcement of the Program Documents; any modification of the Consumer Finance Materials or other documents or disclosures related to the Program; or any dispute or litigation arising out of or related to the Program; and (ii) all of Bank’s reasonable out-of-pocket costs and expenses for any other third-party professional services related to the Program (considering in good faith input received by Company), including the services of any third-party compliance specialists in connection with Bank’s preparation of policies and procedures and Bank’s review of the Program. To the extent that such fees are expected to exceed [***] in a calendar quarter, Bank will provide oral or email notification to the extent reasonably practicable. Bank shall invoice Company for such fees. Company shall pay such invoice within thirty (30) days of receipt of such invoice. Company’s obligation to pay any of the foregoing out-of-pocket fees shall not exceed [***] per calendar year; provided, further, that any legal fees (1) arising out of or relating to Company’s breach or default under the Program Documents (other than directly and solely as a result from the gross negligence or willful misconduct of Bank), (2) payable by Company pursuant to the indemnification provision under any Program Document, (3) arising out of or relating to a proposal by Company to materially change the Program that requires a significant amount of legal review by Bank, (4) relating to any dispute or litigation arising out of or related to the Program (other than directly and solely as a result from the gross negligence or willful misconduct of Bank), (5) relating to a material change to the Program required by Applicable Law, or (6) relating to a proposal by Company that Bank provide additional services or products in connection with Company’s platform shall, in each case, be excluded from the calculation of such annual cap, provided further, with respect to items (3) and (6) above, Bank shall provide a good faith estimate of its legal expenses to review Company’s proposal, after which Company may either request Bank proceed with the review or withdraw its proposal.”
5.Section 30(m) of the Existing Marketing Agreement is amended and restated in its entirety as follows:
“(m) cooperate with (i) a compliance audit of the Program on an annual basis (including the model governance of Company’s proprietary credit model(s)), and (ii) such other audits as may be requested by Bank from time to time in its reasonable discretion, in each case to be conducted by a third-party audit firm that is selected by Company and approved by Bank, which approval may be withheld in Bank’s sole discretion unless such firm is included on a list of pre-approved audit firms that Bank shall provide Company which may be updated from time to time by Bank upon written notice to Company; the scope of each audit shall be determined by Bank (considering in good faith input received by Company); Bank shall receive all draft and final reports of the audit firm and shall be included in any meetings or correspondence related to the audit; the auditor shall deliver the final audit report to Bank, and Bank shall provide a copy of the report to Company. Unless otherwise agreed in writing by Company and Bank, Company may not share a copy of the report with any third party without the advance written consent of Bank. Company shall bear or reimburse Bank for all reasonable audit-related expenses pursuant to this Section 30(m); provided such expenses shall not exceed an aggregate of [***]. Notwithstanding the foregoing, Company shall bear, without limitation, the reasonable expenses of any additional audits pursuant to Section 30(m)(ii) to the extent necessary due to (1) [***], (2) [***], or (3) [***];”
6.Marketing Fee. Effective as of February 1, 2027, Schedule 6 to the Existing Marketing Agreement is amended by deleting the third paragraph and replacing it with the following:
    “The Designated Percentage, with respect to a Loan, shall be as follows:
[***].”
7.Effective as of February 1, 2027, Schedule 6 to the Existing Marketing Agreement is hereby amended by deleting the sentence that currently states “The Per Loan Amount is equal to twenty-five cents ($0.25) plus, for any Loan that is funded in whole or in part via same-day ACH transfer, an additional twenty-five cents ($0.25).” and inserting in lieu thereof the following: “The Per Loan Amount is equal to [***] plus, for any Loan that is funded via a real time payments solution, an amount to be agreed between the Parties.”
8.Miscellaneous.
(a)Effect of Amendment. Except as expressly amended and/or superseded by this Amendment, the Existing Marketing Agreement shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Existing Marketing Agreement, except as expressly set forth herein. Upon the Amendment Effective Date, or as otherwise set forth herein, the Existing Marketing Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth, and this Amendment shall henceforth be read, taken and construed as an integral part of the Existing Marketing Agreement; however, such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Existing Marketing Agreement. In the event of any inconsistency between this Amendment and the Existing Marketing Agreement with respect to the matters set forth herein, this Amendment shall take precedence. References in any of the Program Documents or amendments thereto to the Existing Marketing Agreement shall be deemed to mean the Existing Marketing Agreement as amended by this Amendment.
(b)Counterparts. This Amendment may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

(c)Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers as of the Amendment Effective Date.

WEBBANK:

By: /s/ Jason Lloyd
Name: Jason Lloyd
Title: President and CEO

PROSPER MARKETPLACE, INC.

By: /s/ Edward R. Buell III
Name: Edward R. Buell, III
Title: Secretary and General Counsel